UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2020

BRAEMAR HOTELS & RESORTS INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35972	46-2488594
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 490-9600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BHR	New York Stock Exchange
Preferred Stock, Series B	BHR-PB	New York Stock Exchange
Preferred Stock, Series D	BHR-PD	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.

Hotel Management Letter Agreement

Pursuant to the Amended and Restated Braemar Hotel Master Management Agreement dated August 8, 2018, by and among Braemar TRS Corporation, CHH III Tenant Parent Corp., RC Hotels (Virgin Islands), Inc. and Remington Lodging & Hospitality, LLC (“Remington”) (the “hotel management agreement”) we pay to Remington, a subsidiary of Ashford Inc. (“AINC”), a monthly hotel management fee equal to the greater of $14,000 (increased annually based on consumer price index adjustments) or 3% of gross revenues (the “base fee”) as well as annual incentive hotel management fees, if certain operational criteria are met and other general and administrative expense reimbursements.  Under the original terms of the hotel management agreement, we paid Remington on the fifth day of each month for the base fees in the preceding month.  Pursuant to the terms of the Letter Agreement dated March 13, 2020 (the “Hotel Management Letter Agreement”), in order to allow Remington to better manage its corporate working capital and to ensure the continued efficient operation of our hotels, we agreed to pay the base fee and to reimburse all expenses on a weekly basis for the preceding week, rather than on a monthly basis.  The Hotel Management Letter Agreement went into effect on March 13, 2020 and will continue until terminated by us.

This summary description of the Hotel Management Letter Agreement is qualified in its entirety by the Hotel Management Letter Agreement, a copy of which is included as Exhibit 10.2 to this Report and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 10, 2020, we borrowed $25.0 million on our Second Amended and Restated Credit Agreement, dated as of October 25, 2019, by and among Braemar Hotels & Resorts Inc. (the “Company”), Braemar Hospitality Limited Partnership, Bank of America, N.A. and the other lenders party thereto (the “secured revolving credit facility”) for general corporate purposes. On March 13, 2020, we borrowed an additional $50.0 million under the secured revolving credit facility. As a result, we have borrowed, in the aggregate, $75.0 million under this facility and there is no additional capacity remaining.

Item 7.01. Regulation FD Disclosure.

Reduction in Base Salary of Executive Officers

On March 16, 2020, AINC announced that, in light of the uncertainty created by the effects of the COVID-19 novel coronavirus, the base salary paid by AINC for certain of our officers, including our Chief Executive Officer, Chief Financial Officer and our other named executive officers, will be temporarily reduced by 15%. These reductions will be effective until such time as AINC’s Chief Executive Officer, Mr. Monty J. Bennett, determines in his discretion that the effects of the COVID-19 novel coronavirus have subsided and it has been determined that the Company is in a healthy financial position. Any amounts relinquished pursuant to the temporary reduction may be paid by AINC in the future, as AINC’s Chief Executive Officer, Mr. Monty J. Bennett, determines in his discretion. The reductions in base salaries will be effective as of March 21, 2020.

Reduction in Annual Retainers for the Company’s Board of Directors (the “Board”)

On March 16, 2020, the Company announced that, effective immediately, in light of the uncertainty created by the effects of the COVID-19 novel coronavirus, the annual cash retainer for each non-employee director serving on the Company’s Board will be temporarily reduced by 25%. This reduction will be effective until such time as the Board determines in its discretion that such effects of COVID-19 novel coronavirus have subsided. Any amounts relinquished pursuant to the temporary reduction in fees may be paid in the future, as determined by the Board in its discretion.

Dividend Policy

On March 16, 2020, the Company and its Board announced a suspension of its previously disclosed 2020 common stock dividend policy and that the Company will not pay a dividend on its common stock for the first quarter ended March 31, 2020.   Our Board will continue to review our dividend policy and make future announcements with respect thereto.

On March 16, 2020, the Company issued a press release relating to dividends for the first quarter ended March 31, 2020, a copy of which is included as Exhibit 99.1 to this Report.

Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liabilities of that Section.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Braemar Hotel Master Management Agreement, dated August 8, 2018, by and among Braemar TRS Corporation, CHH III Tenant Parent Corp., RC Hotels (Virgin Islands), Inc. and Remington Lodging & Hospitality, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed August 14, 2018) (File No. 001-35972)

10.2	Hotel Management Letter Agreement, dated March 13, 2020

10.3	Second Amended and Restated Credit Agreement, dated as of October 25, 2019, by and among Braemar Hotels & Resorts Inc., Braemar Hospitality Limited Partnership, Bank of America, N.A. and the other lenders party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 28, 2019) (File No. 001-35972)

99.1	Press Release of the Company, dated March 16, 2020, furnished under Item 7.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAEMAR HOTELS & RESORTS INC.

	By:	/s/ Deric S. Eubanks
Deric S. Eubanks
Chief Financial Officer

Date: March 16, 2020